UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2016 (December 31, 2015)

Inventergy Global, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-26399	62-1482176
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 E. Hamilton Avenue #180 Campbell, CA	95008
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 389-3510

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Amendment of Patent Purchase Agreement

Effective December 31, 2015, Inventergy Global, Inc. (the “Company”) and Panasonic Corporation (“Panasonic”) entered into an amendment (the “Amendment”) to the patent purchase agreement between the parties, dated as of October 21, 2013 (as amended from time to time, the “Agreement”), pursuant to which the Company was required to make certain guaranteed payments, revenue sharing payments and interest payments to Panasonic for its purchase of patents. The Amendment, among other things, eliminates all guaranteed payments and interest payments payable to Panasonic on any delayed guaranteed payments, and provides that the Company will pay Panasonic solely based on net revenues earned for the licensing and/or sale of the patents sold to the Company under the Agreement. The Company’s expenses may not be deducted from net revenues until the Company has made certain milestone payments to Panasonic. Due to the elimination of the guaranteed payments, Panasonic’s right to repurchase the patents can now only be triggered if the Company ceases to be a public company with securities listed on Nasdaq, another stock exchange or any over-the-counter quotation service.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment, which will be filed, with any confidential terms redacted, with the Securities and Exchange Commission (“SEC”) as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

On January 7, 2015, the Company issued a press release announcing the Amendment. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Amendment of Revenue Sharing and Note Purchase Agreement

On January 5, 2016, the Company and Inventergy Inc., a wholly-owned subsidiary of the Company (and together with the Company, the “Companies”), and certain affiliates of Fortress Investment Group, LLC (“Fortress”) entered into an amendment (the “Amended Purchase Agreement”) to the Amended and Restated Revenue Sharing and Note Purchase Agreement (the “Purchase Agreement”), which was originally entered into by the parties on October 1, 2014. The Amended Purchase Agreement, which is effective as of November 30, 2015, among other things: (i) defers an amortization payment owed to Fortress by the Company until the last business day of January 2016; (ii) suspends the Company’s obligation to maintain a $1 million minimum cash balance until February 1, 2016; and (iii) provides that the Company’s payment from the proceeds of patent sales and exclusive licenses will be as follows: (a) 100% of the net proceeds (increased from the current 86%) will be paid to Fortress until the note issued pursuant to the Purchase Agreement has been paid in full, after which time (b) 75% of the net proceeds (increased from the current 46%) will be paid to Fortress until a total of $5 million in additional payments has accrued, after which time (c) 50% of the net proceeds (increased from the current 31%) will be paid to Fortress until such payments equal $3,539,650 if paid on or prior to the maturity date of September 30, 2017 or $5,369,575 if paid after the maturity date. Payments from other licensing agreements will remain as set forth in the Purchase Agreement.

The foregoing description of the Amended Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amended Purchase Agreement, which will be filed, with any confidential terms redacted, with the SEC as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure concerning the Amended Purchase Agreement set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated January 7, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 7, 2016

INVENTERGY GLOBAL, INC.

By:	/s/ Joseph W. Beyers
Name: Joseph W. Beyers
Title: Chief Executive Officer